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                                                                     Exhibit 5.1

                             FORM OF LEGAL OPINION

                          KEGLER, BROWN, HILL & RITTER

                                 [LETTER HEAD]

                                             , 1998

Reynard Motorsport, Inc.
8431 Georgetown Road, Suite 700
Indianapolis, Indiana 46268


Gentlemen:

     We have acted as counsel for Reynard Motorsport, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of up to ______ shares of Common Stock, par value $.01 per share (the "Shares") by the Company and up to ______ Shares by certain selling stockholders. In this connection, we have examined the Certificate of Incorporation, the Bylaws, the directors' and stockholders' minutes and the Registration Statement filed with the Securities and Exchange Commission, exhibits thereto, and such other documents as we have deemed necessary to the opinion hereinafter expressed.

     We are of the opinion that the Shares are duly authorized and, upon their sale as contemplated by the Registration Statement, will be validly issued, fully paid, and nonassessable.

     We hereby consent to the reference to Kegler, Brown, Hill & Ritter Co., L.P.A. appearing under the heading "Legal Matters" in the Registration Statement and any amendments thereto and the Prospectus of the Company relating to its public offering of the Shares. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                   Very truly yours,

                                   KEGLER, BROWN, HILL & RITTER

                                   By:
                                      --------------------------------------
                                      Jack A. Bjerke